Consent of Independent Registered Public Accounting Firm	EXHIBIT 23.1.2

We consent to the incorporation by reference of our report dated February 11, 2019 (July 25, 2019 as to the effects of discontinued operations and common control transactions discussed in Note 4 and the change in reportable segments as discussed in Note 27) relating to the consolidated financial statements of The Dow Chemical Company and subsidiaries (“TDCC”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in accounting policy from expensing asbestos-related defense and processing costs as incurred to the accrual of asbestos-related defense and processing costs when probable of occurring and estimable and a change in the method of accounting for revenue due to the adoption of Accounting Standards Codification Topic 606, Revenue From Contracts with Customers, and an emphasis of matter paragraph regarding the retrospective adjustments) appearing in this Current Report on Form 8-K dated July 25, 2019, filed jointly by Dow Inc. and The Dow Chemical Company; and our report dated February 11, 2019, relating to the effectiveness of TDCC's internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2018, in the following Registration Statements of The Dow Chemical Company:

Form S-4:

No.	333-88443

Form S-8:

Nos.	33-61795
333-40271
333-91027
333-103519
333-220352

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Midland, Michigan
July 25, 2019

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